EXHIBIT 99.2

CNET NETWORKS NAMES NEIL ASHE AS

NEW CHIEF EXECUTIVE OFFICER AND DIRECTOR

Jarl Mohn Named Chairman of the Board

SAN FRANCISCO – October 11, 2006 — CNET Networks, Inc. (Nasdaq:CNET) (www.cnetnetworks.com) today announced that its Board of Directors has unanimously appointed Neil Ashe as the Company’s new chief executive officer and director effective immediately. Co-founder and chief executive officer Shelby Bonnie has resigned as chairman and CEO.

The Company also announced today that Jarl Mohn has been named non-executive chairman of CNET Networks’ Board of Directors. Mr. Mohn has extensive experience in the media and technology industries. He has previously served as president and chief executive officer of Liberty Digital, Inc., founding president and CEO of E! Entertainment Television, and executive vice president and general manager of MTV and VH1.

“CNET Networks is known for building world class brands for people and the things they are passionate about. It’s been an honor to work with Shelby as we have grown the company from its technology roots and moved into new categories like Entertainment, Food and Parenting,” said Neil Ashe. ”CNET Networks is a different kind of media company and we are committed to continuing to be pioneers in interactive content. We have been and will be innovators, and together with my colleagues worldwide, I am confident about what we can accomplish. Innovation is part of our DNA and will be fundamental to our success moving forward.”

Jarl Mohn, the newly appointed chairman of the Board, said, “Neil has been instrumental in CNET Networks’ growth and success over the past few years both as head of corporate strategy and development and through the operation of several business units. This announcement marks the successful completion of the Board’s succession planning started more than 18 months ago. Neil’s broad-based expertise in all facets of the business, together with his outstanding management and leadership skills, are valuable assets that will serve our company well as we continue to expand CNET Networks.”

“I am confident under Neil’s leadership CNET Networks will continue to play an important role in the evolving media landscape” said Shelby Bonnie. “He will build upon the company’s legacy and take it to new heights.”

Since joining CNET Networks in 2002, Mr. Ashe has led the company’s content expansion strategy, including numerous acquisitions to develop its existing products and expand into new categories which attract new audience and customer segments. His day-to-day responsibility for the Community and Lifestyle, International, Channel, and Business divisions has resulted in new product development, audience growth and revenue streams for the company.

Prior to joining CNET Networks, Mr. Ashe founded and served as chief executive officer of several start-up companies and held senior positions in private equity and investment banking. Mr. Ashe holds an MBA from Harvard Business School and a BS from Georgetown University.

(The Company issued a separate release today with findings of the Special Committee of its Board of Directors on the Company’s options granting practices and procedures to the Board of Directors. In addition, the Company also issued a press release today announcing that it has modified and extended its solicitation of consents from holders of its 0.75% Senior Convertible Notes due 2024 and updated its third quarter and full year guidance.)

About CNET Networks, Inc.

CNET Networks, Inc. (Nasdaq: CNET, www.cnetnetworks.com) is an interactive media company that builds brands for people and the things they are passionate about, such as gaming, music, entertainment, technology, business, food, and parenting. The company’s leading brands include CNET, GameSpot, TV.com, MP3.com, Webshots, CHOW, ZDNet and TechRepublic. Founded in 1993, CNET Networks has a strong presence in the US, Asia and Europe.

Contact

Sarah Cain (Media)

415-344-2218

sarah.cain@cnet.com

Cammeron McLaughlin, Investor Relations

415.344.2844

cammeron.mclaughlin@cnet.com